Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REVISES
FOURTH QUARTER AND ANNUAL 2014
FINANCIAL RESULTS

FRISCO, TEXAS, February 24, 2015 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported revised financial results for the quarter and year ended December 31, 2014.

Financial Results for the Three Months and Year ended December 31, 2014

Comstock revised the loss it previously announced to $58.3 million or $1.26 per share for the three months ended December 31, 2014.  The revised loss is due to reporting a lower income tax benefit of $26.1 million as compared to the previously announced benefit of $29.3 million.  The reduced tax benefit gives effect to recognizing that a portion of certain state net operating loss carryforwards are not expected to be able to be utilized before their expiration.  The previously reported net loss excluding unusual items remains unchanged at $8.7 million (19¢ per share) in 2014's fourth quarter.  For the year ended December 31, 2014, Comstock revised the net loss to $57.1 million, or $1.24 per share.  The year-end 2014 results excluding unusual items remains unchanged at a loss of $1.7 million (5¢ per share).

Comstock also announced that one of the financial covenants in its bank credit facility was recently amended such that the maximum ratio of total debt to EBITDAX was increased from 4:1 to 5:1 for 2015.  The Company expects to be in compliance with its bank credit facility financial covenants throughout 2015.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended December 31, 2014		Year Ended December 31, 2014
	As Revised	As Previously Reported	As Revised	As Previously Reported

Revenues:
Oil sales	$80,487	$80,487	$389,770	$389,770
Natural gas sales	32,129	32,129	165,461	165,461
Total revenues	112,616	112,616	555,231	555,231

Operating expenses:
Production taxes	5,360	5,360	23,797	23,797
Gathering and transportation	2,858	2,858	12,897	12,897
Lease operating	15,384	15,384	60,283	60,283
Exploration	7,954	7,954	19,403	19,403
Depreciation, depletion and amortization	94,885	94,885	378,275	378,275
General and administrative	6,469	6,469	32,379	32,379
Impairment of oil and gas properties	59,997	59,997	60,268	60,268
Total operating expenses	192,907	192,907	587,302	587,302

Operating loss	(80,291)	(80,291)	(32,071)	(32,071)

Other income (expenses):
Gain from derivative financial instruments	10,938	10,938	8,175	8,175
Other income	214	214	727	727
Interest expense	(15,272)	(15,272)	(58,631)	(58,631)
Total other income (expenses)	(4,120)	(4,120)	(49,729)	(49,729)

Loss before income taxes	(84,411)	(84,411)	(81,800)	(81,800)
Benefit from income taxes	26,140	29,344	24,689	27,893
Net loss	$(58,271)	$(55,067)	$(57,111)	$(53,907)

Net loss per share:
Basic	$(1.26)	$(1.19)	$(1.24)	$(1.17)
Diluted	$(1.26)	$(1.19)	$(1.24)	$(1.17)

Dividends per common share	$0.125	$0.125	$0.50	$0.50

Weighted average shares outstanding:
Basic	46,306	46,306	46,547	46,547
Diluted	46,306	46,306	46,547	46,547

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended December 31, 2014		Year Ended December 31, 2014
	As Revised	As Previously Reported	As Revised	As Previously Reported

OPERATING CASH FLOW:

Net income (loss)	$(58,271)	$(55,067)	$(57,111)	$(53,907)
Reconciling items:
Deferred income taxes	(26,164)	(29,368)	(24,677)	(27,881)
Depreciation, depletion and amortization	94,885	94,885	378,275	378,275
Impairment of oil and gas properties	59,997	59,997	60,268	60,268
Dry hole costs, rig termination fees and lease impairments	7,554	7,554	19,003	19,003
Gain on derivative financial instruments	(10,938)	(10,938)	(8,175)	(8,175)
Cash settlements of derivative financial instruments	14,847	14,847	9,145	9,145
Amortization of debt discount, premium and issuance costs	957	957	4,097	4,097
Stock-based compensation	2,855	2,855	10,697	10,697
Operating cash flow from continuing operations	85,722	85,722	391,522	391,522
Excess income taxes from stock-based compensation	(32)	(32)	1,055	1,055
Decrease in accounts receivable	22,478	22,478	2,221	2,221
Increase in other current assets	(5,805)	(5,805)	(7,366)	(7,366)
Increase (decrease) in accounts payable and accrued expenses	(30,362)	(30,362)	13,552	13,552
Net cash provided by operating activities	$72,001	$72,001	$400,984	$400,984

EBITDAX:

Net loss from continuing operations	$(58,271)	$(55,067)	$(57,111)	$(53,907)
Interest expense	15,272	15,272	58,631	58,631
Benefit from income taxes	(26,140)	(29,344)	(24,689)	(27,893)
Depreciation, depletion and amortization	94,885	94,885	378,275	378,275
Exploration	7,954	7,954	19,403	19,403
Impairment of oil and gas properties	59,997	59,997	60,268	60,268
(Gain) loss on derivative financial instruments	(10,938)	(10,938)	(8,175)	(8,175)
Cash settlements of derivative financial instruments	14,847	14,847	9,145	9,145
Stock-based compensation	2,855	2,855	10,697	10,697
Total EBITDAX	$100,461	$100,461	$446,444	$446,444

	As of
	December 31, 2014
	As Revised	As Previously Reported

BALANCE SHEET DATA:

Cash and cash equivalents	$2,071	$2,071
Other current assets	59,146	59,146
Property and equipment, net	2,198,169	2,198,169
Other	14,951	14,951
Total assets	$2,274,337	$2,274,337

Current liabilities	$162,171	$162,171
Long-term debt	1,070,445	1,070,445
Deferred income taxes	154,547	151,343
Other non-current liabilities	16,902	16,902
Stockholders' equity	870,272	873,476
Total liabilities and stockholders' equity	$2,274,337	$2,274,337